NEWS RELEASE

CONTACTS:
Sean McHugh
Investor Relations
561/438-0385
smchugh@officedepot.com

Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT ANNOUNCES $500 MILLION SHARE REPURCHASE

Delray Beach, Fla., September 16, 2004 — Office Depot, Inc. (NYSE: ODP) announced today that its Board of Directors has authorized the repurchase of up to $500 million in market value of its common stock over the next 12 to 24 months.

Bruce Nelson, Office Depot’s Chairman and Chief Executive Officer, commented, “We continue to believe that our Company is significantly undervalued relative to its future prospects for sales growth, profitability and free cash flow generation. Both our Board and Management Team have a high degree of confidence that our strategic plans and growth initiatives will result in significant increases in the future value of our stock. At this time, we believe that our decision to use a portion of our substantial cash reserves to buy our stock is an excellent use of our capital to enhance shareholder value.”

Purchases will be in the open market and block trades will be permitted — all in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. Purchases will be transacted through one or more brokerage firms to be determined by the Company’s management.

About Office Depot

With annual sales of more than $12 billion, no one sells more office supplies to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, Fla., the company conducts business in 23 countries and employs nearly 50,000 people worldwide.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number three online retailer – on track to generate more than $3.0B in sales for FY’04. In North America, Office Depot has 901 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation any and all projections and discussions of anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.